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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No.__)(1)

                  Lumenon Innovative Lightwave Technology, Inc.
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                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
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                         (Title of Class of Securities)

                                   55024L 10 9
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                                 (CUSIP Number)

                                November 23, 2001
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


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         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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    CUSIP NO. 55024L 10 9                 13G                PAGE 2 OF 5 PAGES
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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         3474445 Canada Inc.
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                     (b) [ ]
         Not Applicable
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada
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                      5.       SOLE VOTING POWER

                               0 shares
      NUMBER OF       ----------------------------------------------------------
       SHARES         6.       SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 4,687,500 shares (1)
        EACH          ----------------------------------------------------------
     REPORTING        7.       SOLE DISPOSITIVE POWER
       PERSON
        WITH                   0 shares
                      ----------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               4,687,500 shares (1)
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,687,500
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [  ]

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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.1%
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12.      TYPE OF REPORTING PERSON*

         CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         (1) As exercised by its sole stockholder, Mark P. Andrews. The shares are held by Andrewma Holding Inc. 3474445 Canada Inc. is the sole stockholder of Andrewma Holding Inc.


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    CUSIP NO. 55024L 10 9              13G                   PAGE 3 OF 5 PAGES
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Item 1   (a)     NAME OF ISSUER:

                 Lumenon Innovative Lightwave Technology, Inc.

Item 1   (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 8851 TransCanada Highway
                 St-Laurent, Quebec  Canada H4S 1Z6

Item 2   (a)     NAME OF PERSON FILING:

                 3474445 Canada Inc.

Item 2   (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:

                 1155 Rene Levesque W., #3100
                 Montreal, Quebec Canada  H3B 3S6

Item 2   (c)     CITIZENSHIP:

                 Canada

Item 2   (d)     TITLE OF CLASS OF SECURITIES:

                 Common Stock, $.001 par value

Item 2   (e)     CUSIP NUMBER:

                 55024L 10 9

Item 3           DESCRIPTION OF PERSON FILING:

                 Not Applicable

Item 4           OWNERSHIP:

          (a)    AMOUNT BENEFICIALLY OWNED:

                 4,687,500 shares

          (b)    PERCENT OF CLASS:

                 12.1%

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    CUSIP NO. 55024L 10 9              13G                  PAGE 4 OF 5 PAGES
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          (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)    Sole power to vote or to direct the vote:

                 0 shares

          (ii)   Shared power to vote or to direct the vote:

                 4,687,500 shares

          (iii)  Sole power to dispose or to direct the disposition of:

                 0 shares

          (iv)   Shared power to dispose or to direct the disposition of:

                 4,687,500 shares

Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not Applicable

Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON:

                 Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                 Not Applicable

Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                 Not Applicable

Item 9           NOTICE OF DISSOLUTION OF A GROUP:

                 Not Applicable

Item 10          CERTIFICATION:

                 By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                         [SIGNATURES ON FOLLOWING PAGE]


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    CUSIP NO. 55024L 10 9              13G                   PAGE 5 OF 5 PAGES
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                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                         FEBRUARY 13, 2002
                                         --------------------------------------
                                         DATE


                                         3474445 CANADA INC.

                                         By:  /s/ Mark P. Andrews
                                              ---------------------------------
                                              Mark P. Andrews
                                              President